Exhibit 8.01 (a)

VSB Bancorp, Inc.

Announces Its First Stock Repurchase Plan

Contact Name:
Ralph M. Branca
President & CEO
(718) 979-1100

          Staten Island, New York September 8, 2008. VSB Bancorp, Inc. (the “Company”) (NASDAQ Global Market: VSBN), the holding company for Victory State Bank, announced today that its Board of Directors has authorized a Rule 10b5-1 stock repurchase program for the repurchase of up to 100,000 shares of the Company’s common stock. The Company currently has 1,923,884 shares of its common stock outstanding, so the repurchase represents up to 5.2% of the Company’s outstanding common stock. Purchases under the program will be made through open market transactions, negotiated block transactions or otherwise. The repurchase program will be undertaken and administered in accordance with Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934, as amended. The Company has selected Janney Montgomery Scott LLC as its broker to effectuate the repurchase program.

          Joseph J. LiBassi, Chairman of VSB Bancorp, Inc., stated, “The implementation of this stock repurchase plan demonstrates our commitment to finding ways to increase shareholder value.” Raffaele (Ralph) M. Branca, President & CEO of VSB Bancorp, Inc., stated, “In this tough economic climate where capital is a premium, we have been able to pay off our trust preferred obligation and we have now entered into this stock repurchase plan, a clear demonstration of the financial strength of our Company.”

          This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.